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                                                                     EXHIBIT 4.6

                                SECOND AMENDMENT
                                       OF
                      NORTHWESTERN STEEL AND WIRE COMPANY
                     HOURLY EMPLOYEES' 401(k) SAVINGS PLAN
           (As Amended and Restated Effective as of January 1, 1993)


         WHEREAS, Northwestern Steel and Wire Company, an Illinois corporation (the "company"), maintains the Northwestern Steel and Wire Company Hourly Employees' 401(k) Savings Plan (As Amended and Restated Effective as of January 1, 1993) (the "plan"); and

         WHEREAS, the plan has been amended, and further amendment of the plan now is considered desirable;

         NOW, THEREFORE, by virtue of the power reserved to the company under subsection 12.1 of the plan, and in exercise of the authority delegated to the undersigned officers of the company by resolution of its Board of Directors, the plan, as amended, is hereby further amended, effective as of January 1, 1998, as follows:

                                       I.

         Subsection 6.1(f) of the plan is amended by adding the following at the end as a part thereof:

         "The rollover account shall also hold amounts, if any, involuntarily transferred under Section 414(l) of the Code from the Northwestern Steel and Wire Employee Stock Ownership Plan (the "ESOP").

                                       II.

         Subsection 6.6(b) of the plan is amended by adding the following at the end as a part thereof:

         "A rollover contribution to this plan from the ESOP if in cash shall be invested in accordance with section 6.7, and if in company shares shall be continued to be invested in company shares or in kind until either such time as a Participant shall elect to invest it otherwise, or the complete discontinuance of company shares as an investment option under the plan."

                                      III.

         Section 6 of the plan is amended by adding the following new subsection
6.11 to the end as a part thereof:

         "6.11 Nonterminable Protections and Rights for Involuntarily Transferred Company Shares in the Rollover Account. Company shares involuntarily transferred under Section 414(l) of the Code to


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         the rollover account shall be subject to this subsection 6.11 for so long as the Participant does not transfer the value of such company shares to another investment fund under subsection 6.8 hereof. Such company shares may not be subject to a put, call or other option, or buy-sell or similar arrangement while held by and if distributed from the Plan, except as follows and as provided in Code Section 409(h):

                  (a) Put Option. Transferred shares will be subject to a put option if such shares are not publicly traded, or if such shares are subject to a trading limitation as defined in Treasury Regulation 54.4975-7(b)(10) if they are distributed. The affected Participant may put the transferred shares to the Employer.

                  (b) Duration of Put Option. (i) In general the put option, if any, shall be exercisable during a 15-month period which begins on the date the shares subject to the put option are distributed by the ESOP;
         (ii) if the shares cease to be publicly traded without restriction within 15 months after a distribution, the Employer will notify each Participant receiving a distribution of transferred shares that for the remainder of the 15-month period the shares are subject to a put option. The notice shall be given no later than the tenth day after the date the shares cease to be so traded. The notice shall inform distributees of the terms of the put option.

                  (c) Manner of Exercise. The put option is exercised by the holder notifying the Employer in writing that the option is being exercised.

                  (d) Time Excluded from Put Option Duration. The 15-month period of (b) above does not include any time when a put option is not exercisable because the Employer is prohibited from honoring it by applicable state or federal law.

                  (e) Price. The price at which the put option is exercisable is the value of the shares determined under Treasury Regulation ss.54.4975-11(d)(5).

                  (f) Payment Terms. Payment terms under the put option shall be reasonable.

                  (g) Payment Restrictions. Payment under a put option may not be restricted by the provisions of a loan or other arrangement, including the Employer's articles of incorporation, unless required by applicable state law or unless required by the terms of a loan made before November 1, 1977."


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                                       IV.

         In all other respects, the plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned duly authorized officers of the company have caused the foregoing amendment to be executed this 1st day of May, 1998.




                                  NORTHWESTERN STEEL AND WIRE COMPANY,
                                  an Illinois corporation

                                  By:  /s/ T. A. Gildehaus
                                     ---------------------------------------
                                  Its: Chairman & CEO
                                       -------------------------------------






ATTEST

/s/ T. J. Bondy
---------------------------------
Its: Secretary
    -----------------------------


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